EXHIBIT 5.1

October 5, 2009

Apollo Gold Corporation
5655 South Yosemite Street
Suite 200
Greenwood Village, Colorado
80111

Dear Sirs/Mesdames:

Re:           Apollo Gold Corporation (the “Corporation”)/S-3 SEC Filing

You have requested that we provide, as Yukon counsel, the following opinion in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 as amended, relating to the qualification for sale of 27,677,692 common shares (the “Qualifying Shares”) by the selling shareholders identified in the Registration Statement,  issued or to be issued pursuant to an underwriting agreement dated July 15, 2009 between the Corporation, Haywood Securities Inc. and Blackmont Capital Inc. (the “Underwriters”), as amended by an amendment dated July 15, 2009 (collectively the “Underwriting Agreement”) and which private placement completed on July 15, 2009.

The Qualifying Shares are composed of 13,889,390 common shares issued as flow-through common shares of the Corporation pursuant to the Income Tax Act (Canada) (the “Flow-Through Shares”), 12,221,640 common shares issued within and outside of the United States of America (the “Commons Shares”) and 1,566,662 common shares (the “Compensation Shares”) to be issued to the Underwriters on the exercise of compensation options issued to the Underwriters pursuant to the terms of the Underwriting Agreement.

Scope of Review

As Yukon counsel to the Corporation, we have been provided with faxed or e-mailed copies of the following:

(a)           the Underwriting Agreement; and

(b)           the form of Compensation Option certificate;

The agreements, instruments and certificates referred to in (a) and (b) above are hereinafter referred to collectively as the “Documents”.

In connection with the opinions hereinafter expressed, we have examined and relied upon faxed or e-mailed copies of the following:

(a)           the Documents;

(b)
a certified copy dated July 15, 2009 of the resolutions passed by the directors of the Corporation at the meeting of the board of directors of the Corporation held on June 25, 2009, among other things, authorizing the Offering, the execution and delivery of each of the Subscription Agreements and the completion of the transactions contemplated therein; and

(c)
the Certificate of the Assistant Secretary and director of the Corporation dated October 5, 2009 certifying the receipt and sufficiency of consideration received by the Corporation for, and the issuance of, the Flow Through Shares, the Common Shares and the Compensation Option.

We have also examined originals, pdf or faxed copies of the resolutions and documents which comprise the Corporation’s minute book.

In rendering the opinions herein, we have relied only upon our examination of the foregoing documents and certificates, and we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such documents or certificates.

Assumptions

In rendering this opinion, we have assumed:

1.           The genuineness of all signatures;

2.           The authenticity and completeness of all documents submitted to us as originals;

3.
The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies or facsimile transmissions have been submitted or received and that the documents emailed to our office and referred to in this letter were duly signed and delivered by the parties thereto in the form submitted to us; and

4.
The accuracy, completeness and truth of all facts set forth in the Corporation’s minute book or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such.

Practice Restriction

We are solicitors qualified to carry on the practice of law in the Yukon Territory only and we express no opinion as to any laws or matters governed by laws, other than those of the Yukon Territory and the federal laws of Canada applicable therein, in effect as at the date of this opinion.  In addition, we express no opinion in relation to any laws relating to taxation matters.

Opinion

Based and relying on the foregoing, we are of the opinion that:

1.	The Flow-Through Shares and the Common Shares have been validly issued as fully paid and non-assessable common shares of the Corporation.

2.
The Compensation Shares to be issued upon the exercise of the Compensation Options,  when issued upon the exercise of the Compensation Options in accordance with the terms of the certificate representing the Compensation Options, will be validly issued as fully paid and non-assessable common shares of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Yours very truly,

/s/ LACKOWICZ, SHIER & HOFFMAN